EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF CROSS TIMBERS ROYALTY TRUST APPEARS HERE]

CROSS TIMBERS ROYALTY TRUST

DECLARES JULY CASH DISTRIBUTION

Dallas, Texas, July 19, 2024 – Argent Trust Company, as Trustee of the Cross Timbers Royalty Trust (the “Trust”) (NYSE: CRT), today declared a cash distribution to the holders of its units of beneficial interest of $0.096137 per unit, payable on August 14, 2024, to unitholders of record on July 31, 2024. The following table shows underlying oil and gas sales and average prices attributable to the current month and prior month distributions.

	Underlying Sales
	Volumes (a)		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)

Current Month Distribution	12,000	186,000	$78.39	$4.03

Prior Month Distribution	12,000	10,000	$84.42	$8.14

(a) Sales volumes are recorded in the month the Trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

Prior Month Distribution

XTO Energy has advised the Trustee of a volume only correction in the prior month for underlying sales volumes recorded in the previous month for the Oklahoma Royalty Interest net profits interests. Excluding this volume correction, underlying gas sales volumes would have been 22,000 Mcf for the prior month and the average gas price would have been $3.57 per Mcf for the prior month. This had no effect on the cash distribution in the current or prior month.

Excess Costs

XTO Energy has advised the Trustee that excess costs increased by $142,000 on properties underlying the Texas Working Interest net profits interests. However, these excess costs did not reduce net proceeds from the remaining conveyances. Underlying cumulative excess costs remaining on the Texas Working Interest net profits interests total $3,696,000, including accrued interest of $981,000.

XTO Energy has advised the Trustee that excess costs of $204,000 including accrued interest of $11,000, were fully recovered on properties underlying the Oklahoma Working Interest net profits interests.

For more information on the Trust, including the annual tax information, distribution amounts, and historical press releases, please visit our website at www.crt-crosstimbers.com.

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Contact:	Nancy Willis Director of Royalty Trust Services Argent Trust Company, Trustee 855-588-7839